Execution version

FIRST ADDENDUM TO THE TERM LOAN AGREEMENT

DATED 21 NOVEMBER 2008

between

RUSTENBURG PLATINUM MINES LIMITED

and

PLATEAU RESOURCES (PROPRIETARY) LIMITED

THIS ADDENDUM is made by agreement between:

(1)

Rustenburg Platinum Mines Limited, a public company incorporated in South Africa with registration number 1931/003380/06, with its registered office at 13th Floor, 55 Marshall Street, Johannesburg, 2001 (the "Lender"); and

(2)

Plateau Resources (Proprietary) Limited, a public limited company incorporated in South Africa with registration number 1996/013879/07, with its registered office at 82 Grayston Drive, Sandton, Johannesburg, 2146 (the "Borrower").

IT IS AGREED as follows:

1.	INTRODUCTION

1.1

The Lender and the Borrower ("the Parties") entered into a term loan agreement for the amount of R70 000 000 (Seventy Million Rand) on 31 October 2006 in terms of which the Lender advanced a loan to the Borrower for the purposes of inter alia funding the preparation of a Bankable Feasibility Study in relation to the Ga-Phasha Project and the Borrower's general working capital requirements (the "Loan Agreement"). The Borrower requires additional loan funding.

1.2

The second Payment Date for the repayment of interest due by the Borrower to the Lender under the Loan Agreement was initially extended from 30 June 2008 to 30 September 2008 in accordance with written correspondence between the Parties dated 17 July 2008. This Payment Date was extended again from 30 September 2008 to 30 November 2008 in accordance with further written correspondence between the Parties dated 3 October 2008. The Parties now wish to record a further extension to this Payment Date under the Loan Agreement.

1.3

In addition, the Lender, the Borrower and Boikgantsho entered into a Sale of Rights Agreement on 28 March 2008 in terms of which the Parties restructured their respective commercial interests in and to the Boikgantsho Project by the sale and transfer of various rights to Boikgantsho.

1.4

In terms of the Sale of Rights Agreement, the Borrower inter alia sells, cedes and makes over the Plateau Project Information to Boikgantsho for the purchase price of R59 002 125 (Fifty Nine Million Two Thousand One Hundred and Twenty Five Rand), which purchase price will be discharged by Boikgantsho crediting a shareholders loan account (that is the "Shareholder's Claim") in the name of the Borrower.

1.5

As at the Effective Date of the Sale of Rights Agreement, the Lender will purchase 49% of the Shareholder's Claim from the Borrower, by setting off the amount due to the Borrower under the Sale of Rights Agreement, being R28 911 041 (Twenty Eight Million Nine Hundred and Eleven Thousand and Forty One Rand) (that is the "Consideration") against the Loan Outstandings due by the Borrower to the Lender under the Loan Agreement.

1.6	The Parties wish to enter into this addendum (the "First Addendum") to record:

1.6.1	an increase in the principal amount to be lent to the Borrower and an extension to the Payment Date in respect of interest accrued to the Lender in terms of the Loan Agreement; and

1.6.2	the amendments to the Loan Agreement to allow for set-off of the Consideration against the Loan Outstandings.

1.7	The Parties record and agree that the execution of this First Addendum will not constitute an Event of Default.

2.	INTERPRETATION

Words and expressions defined in the Loan Agreement shall, unless defined in this First Addendum or the context requires otherwise, bear the same meaning when used in this First Addendum as assigned to them in the Loan Agreement (as amended by this First Addendum).

3.	AMENDMENTS TO THE LOAN AGREEMENT

3.1	Clause 2.2 of the Loan Agreement will be amended by the insertion of the following new definitions at the clause references referred to below:

"2.2.7A

'Boikgantsho' means Boikgantsho Platinum Mine (Proprietary) Limited, (Registration No. 2003/012394/07), a private company duly incorporated with limited liability according to the company laws of South Africa;"

"2.2.7B	'Boikgantsho Project' means the "Boikgantsho Project" as this term is defined under the Sale of Rights Agreement;"

"2.2.10A	'Closing Date' means the Closing Date as defined under the Phase 3 Implementation Agreement;"

"2.2.10B

'Consideration' means R28 911 041 (Twenty Eight Million Nine Hundred and Eleven Thousand and Forty One Rand) being the payment due by the Lender to the Borrower under the Sale of Rights Agreement in respect of the Lender's purchase of 49% of the Shareholder's Claim at the Effective Date;"

"2.2.12A	'Effective Date' means the "Effective Date" as this term is defined under the Sale of Rights Agreement;"

"2.2.17A

'Further Advance Date' means the date upon which the Lender advances R30 000 000 (Thirty Million Rand) to the Borrower as contemplated in clause 6.2, and as notified by the Lender to the Borrower in writing;"

"2.2.35A	'Phase 3 Implementation Agreement' means the phase 3 implementation agreement dated 28 March 2008 entered into between inter alia the Borrower and the Lender;"

"2.2.35B	'Plateau Project Information' means the "Plateau Project Information" as this term is defined under the Sale of Rights Agreement;"

"2.2.36A

'Sale of Rights Agreement' means the sale of rights agreement dated 28 March 2008 entered into between the Borrower, the Lender and Boikgantsho in terms of which the Parties restructured their respective commercial interests in and to the Boikgantsho Project by the sale and transfer of various rights to Boikgantsho;"

"2.2.36B

'Shareholder's Claim' means the shareholders loan account in Boikgantsho credited in the name of the Borrower in an amount of R59 002 125 (Fifty Nine Million Two Thousand One Hundred and Twenty Five Rand), being the purchase price to be paid by Boikgantsho to the

Borrower in respect of the Plateau Project Information at the Effective Date, as contemplated under the Sale of Rights Agreement;"

3.2	In addition, the following definitions under clause 2.2 will be deleted in their entirety and replaced by the following:

"2.2.15	'Final Repayment Date' means the date which is the earlier of:

2.2.15.1	the Closing Date;

2.2.15.2	30 September 2010;

2.2.15.3	the date on which the Loan Outstandings become repayable by the Borrower pursuant to the provisions of this Agreement; or

2.2.15.4	the date on which the Loan Outstandings equal zero;"

"2.2.22	'Interest Period' means each period during which interest is accrued on the Loan at the Interest Rate during the Term, in accordance with the provisions of this Agreement; provided that:

22.2.2.1	the first Interest Period shall commence on the Advance Date and end on the last Business Day of the 14th (fourteenth) month thereafter (both days inclusive);

22.2.2.2	the second Interest Period shall commence on the day following the last day of the first Interest Period and end on the earlier of the Final Repayment Date or 30 April 2009 (both days inclusive);

22.2.2.3

the third Interest Period, if applicable, shall commence on the day following the last day of the second Interest Period and end on the earlier of the Final Repayment Date or 30 June 2009 (both days inclusive);

22.2.2.4

each Interest Period after the third Interest Period, if applicable, shall be a 6 (six) month period commencing in each case on the day following the last day of the previous Interest Period and ending on the last day of the 6 (six) month period thereafter (both days inclusive);and

22.2.2.5	the last Interest Period shall end on the Final Repayment Date (both days inclusive),

and further provided that should any Interest Period commence on a day which is not a Business Day, such Interest Period will commence on the next succeeding Business Day (in which event the previous Interest Period will end on the day immediately preceding such next succeeding Business Day referred to herein) and a reference to "Interest Period" shall be to any of them as the context requires;"

"2.2.26	'Loan Amount' means R100 000 000 (One Hundred Million Rand);"

3.3	Clause 4 headed "PURPOSE" is deleted in its entirety and replaced with the following:

"4.	PURPOSE

60% (Sixty percent) of the Loan Amount is advanced to the Borrower in order to fund work towards preparation of the Bankable Feasibility Study and/or operational expenditures as contemplated by the Bankable Feasibility Study and/or approved exploration thereto, and the balance of the Loan Amount is advanced for the Borrower's general working capital and administrative purposes (which shall include the repayment of shareholder loans) and for no other purpose."

3.4	Clause 5.2.1 is amended by the insertion of the phrase "and the Further Advance Date" immediately after the words "Advance Date" in the third line of this clause.

3.5	Clauses 6.1 and 6.2 (excluding clauses 6.2.1 to 6.2.5 (inclusive)) under clause 6 headed "THE LOAN" are deleted in their entirety and replaced with the following:

"6.1	Subject to the provisions of clause 5, the Lender has lent to the Borrower who borrowed R70 000 000 (Seventy Million Rand) of the Loan Amount with effect from the Advance Date. The Lender now lends to the Borrower who borrows the balance of the Loan Amount, being R30 000 000 (Thirty Million Rand) with effect from the Further Advance Date, upon the terms and conditions set out in this Agreement.

6.2	The advance of R70 000 000 (Seventy Million Rand) on the Advance Date was made in accordance with this clause 6.2. The advance of R30 000 000 (Thirty Million Rand) on the Further Advance Date will be made by the Lender to the Borrower by electronic transfer into the following bank account:"

3.6	Clause 8 headed "REPAYMENT" is deleted in its entirety and replaced with the following:

"8.	REPAYMENT

8.1	The balance of the Loan (if any) plus interest plus any other amounts due and payable under this Agreement shall be repaid in full on the Final Repayment Date.

8.2

Without derogating in any way from the Borrower's obligation under this Agreement, in the event that the Consideration is due and payable by the Lender to the Borrower at the Effective Date, as contemplated in clause 9.4 of the Sale of Rights Agreement, the Loan Outstandings will be reduced by an amount equal to the Consideration on the Effective Date by operation of set-off. The Consideration will be applied to the Loan Outstandings in the order of precedence referred to in clause 10.1.2 of this Agreement. The reduction of the Loan Outstandings by the Consideration will be in full and final settlement of the Lender's obligation to pay for the acquisition of 49% of the Shareholder's Claim."

3.7	Clause 10.1.1 is amended by the insertion of the phrase in parentheses "(save as contemplated under clause 8.2)" immediately after the words "set-off" in the second line of this clause.

3.8	Clause 12.2.3 is amended by the insertion of the phrase ", the Further Advance Date" immediately after the words "Advance Date" in the second line of this clause.

3.9	The address details of the Borrower stipulated in clause 20.1.1 will be deleted in its entirety and replaced with the following address:

"Borrower:	82 Grayston Drive
Sandton
Johannesburg
2146

Telefax No:	(011) 883 0836
Attention:	The Chief Financial Officer"

4.	EFFECTIVE DATE

This First Addendum shall be effective on the last date on which this First Addendum is signed by the Parties (provided that both Parties have signed this First Addendum) ("the FA Signature Date"), notwithstanding the date of this First Addendum. The Lender will advance R30 000 000 (Thirty Million Rand) to the Borrower as soon as is practicable following the FA Signature Date in accordance with the terms and conditions of the Loan Agreement.

5.	SAVING PROVISIONS

This First Addendum constitutes an amendment to the Loan Agreement pursuant to clause 24.3 thereof. No other amendments, variations or changes are made to the Loan Agreement other than the amendments expressly made to the Loan Agreement in terms of this First Addendum, and all other existing terms of the Loan Agreement that are not expressly amended by this First Addendum are saved and preserved in their existing form. The terms and conditions of the Transaction Documents will remain in full force and effect and not be amended, varied or changed as a result of the provisions of this First Addendum.

6.	MISCELLANEOUS

6.1	No amendment or variation of this First Addendum shall affect the terms hereof unless such amendment or variation is reduced to writing and signed by each of the Parties.

6.2	This First Addendum may be executed in any number of counterparts, and this has the same effect as if signatures on the counterparts were on a single copy of this First Addendum.

SIGNATURE PAGE

THE LENDER

For and on behalf of
Rustenburg Platinum Mines Limited

__________________________________
Name:
Date:

THE BORROWER

For and on behalf of
Plateau Resources (Proprietary) Limited

__________________________________
Name:
Date: